
                                                                                                            Exhibit 12
                                                                                                            Page 1
                        Citizens Communications Company
           Statements of the Ratio of Earnings to Fixed Charges (a)
                             (Dollars in Thousands)
                                  (Unaudited)
                                                                                           Years Ended December 31,
                                                                       -------------------------------------------------------------
                                                                         2005       2004        2003             2002         2001
                                                                       ----------- ---------- -----------  ------------ ------------
Pre-tax income (loss) from continuing operations before dividends on convertible preferred securities, extraordinary expense and
   cumulative effect of changes in accounting principle                 $ 284,508   $ 77,341   $ 188,689   $(1,240,005)   $ (79,520)

(Income) or loss from equity investees                                     (1,055)    (1,612)       (794)       (1,687)      (2,936)
                                                                       ----------- ---------- -----------  ------------ ------------

Pre-tax income (loss) from continuing operations before (income) or
    loss from equity investees                                            283,453     75,729     187,895    (1,241,692)     (82,456)

Fixed charges                                                             349,128    390,082     430,656       489,115      400,989

Distributed income of equity investees                                      2,768        558          98         2,609        3,089

Interest capitalized                                                       (2,176)    (2,278)     (2,993)       (7,390)      (5,675)

Preference security dividend requirements of consolidated subsidiaries     (2,008)    (8,718)    (10,063)      (10,063)     (10,063)

Carrying cost of equity forward contracts                                       -          -           -             -      (13,650)
                                                                       ----------- ---------- -----------  ------------ ------------


Total earnings                                                            631,165    455,373     605,593      (767,421)     292,234
                                                                       ----------- ---------- -----------  ------------ ------------

Ratio of earnings to fixed charges                                           1.81       1.17        1.41         (1.57)        0.73
                                                                       =========== ========== ===========  ============ ============


Note : The above  calculation  was performed in accordance  with  Regulation S-K
       229.503(d) Ratio of earnings to fixed charges.

(a) For the years ended December 31, 2002 and 2001, earnings were insufficient to cover fixed charges by $1.26 billion and $108.8 million, respectively.


                                                                                                                   Exhibit 12
                                                                                                                   Page 2
                         Citizens Communications Company
 Statements of the Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (a)
                             (Dollars in Thousands)
                                   (Unaudited)
                                                                                            Years Ended December 31,
                                                                         -----------------------------------------------------------
                                                                           2005        2004         2003        2002        2001
                                                                         -----------  ---------- ---------- ------------ ----------
Pre-tax income (loss) from continuing operations before dividends on convertible preferred securities, extraordinary expense and cumulative
  effect of changes in accounting principle                               $ 284,508   $  77,341  $ 188,689  $(1,240,005) $ (79,520)

(Income) or loss from equity investees                                       (1,055)     (1,612)      (794)      (1,687)    (2,936)
                                                                         -----------  ---------- ---------- ------------ ----------

Pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries or (income) or loss
  from equity investees                                                     283,453      75,729    187,895   (1,241,692)   (82,456)

Fixed charges                                                               349,128     390,082    440,719      499,178    424,702

Distributed income of equity investees                                        2,768         558         98        2,609      3,089

Interest capitalized                                                         (2,176)     (2,278)    (2,993)      (7,390)    (5,675)

Preference security dividend requirements of consolidated subsidiaries       (2,008)     (8,718)   (10,063)     (10,063)   (10,063)

Carrying cost of equity forward contracts                                         -           -          -            -    (13,650)
                                                                         -----------  ---------- ---------- ------------ ----------


Total earnings                                                            $ 631,165   $ 455,373  $ 615,656  $  (757,358) $ 315,947
                                                                         -----------  ---------- ---------- ------------ ----------

Ratio of earnings to combined fixed charges                                    1.81        1.17       1.40        (1.52)      0.74
                                                                         ===========  ========== ========== ============ ==========


Note : The above  calculation  was performed in accordance  with  Regulation S-K
       229.503(d) Ratio of earnings to fixed charges.

(a) For the years ended December 31, 2002 and 2001, earnings were insufficient to cover fixed charges by $1.26 billion and $108.8 million, respectively.